Exhibit 99.1

Concrete Pumping Holdings Reports Strong Fourth Quarter and Fiscal Year 2023 Results,

Provides Financial Outlook for Fiscal Year 2024

DENVER, CO – January 11, 2024 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the fourth quarter and fiscal year ended October 31, 2023.

Fourth Quarter Fiscal Year 2023 Highlights vs. Fourth Quarter of Fiscal Year 2022 (where applicable)

●	Revenue increased 5% to $120.2 million compared to $114.9 million.
●	Gross profit increased 1% to $48.9 million compared to $48.6 million.
●	Income from operations increased 5% to $19.3 million compared to $18.3 million.
●	Net income increased 10% to $9.4 million compared to $8.5 million.
●	Net income attributable to common shareholders increased 11% to $9.0 million, compared to $8.1 million. Diluted earnings per share increased 14% to $0.16 per diluted share, compared to $0.14 per diluted share.
●	Adjusted EBITDA[1] increased slightly to $35.8 million compared to $35.6 million, with Adjusted EBITDA margin[1] of 29.8% compared to 31.0%.
●	Amounts outstanding under debt agreements were $394.0 million with net debt[1] of $378.1 million. Total available liquidity at quarter end was $216.7 million.
●	Leverage ratio[1] at quarter end was 3.0x.
●	On December 6, 2023, CPH announced the expiration of its 13,017,677 warrants.

Fiscal Year 2023 Highlights vs. Fiscal Year 2022

●	Revenue increased 10% to $442.2 million compared to $401.3 million.
●	Gross profit increased 9% to $178.3 million compared to $163.6 million.
●	Income from operations increased 23% to $61.5 million compared to $50.1 million.
●	Net income attributable to common shareholders increased 12% to $30.0 million, compared to $26.9 million. Diluted earnings per share increased 15% to $0.54 per diluted share, compared to $0.47 per diluted share.
●	Adjusted EBITDA[1] increased 7% to $124.6 million compared to $116.1 million, with Adjusted EBITDA margin[1] of 28.2% compared to 28.9%.

Management Commentary

“We had a record-setting revenue and Adjusted EBITDA year in fiscal 2023 driven by the strength and diversification of our business,” said CPH CEO Bruce Young. “Each of our end markets contributed to this performance, particularly as residential construction remained strong, and our expanded footprint enabled us to continue to win infrastructure projects. Our free cash flow generation also allowed us to continue to execute upon efforts to reduce leverage, hitting our 3.0x leverage ratio target by the end of the year.

“Our outstanding 2023 results, despite persistent cost inflation, underscore the resilience of our business and the diversity of our chosen geographies.  We are encouraged by our ability to adapt to the challenges inherent in the current volatile macroeconomic environment and looking ahead, we believe our end market diversity and mission-critical service in the construction industry positions us well for continued growth. We expect to complement organic growth by continuing to evaluate opportunistic, accretive M&A while strategically reducing our leverage.”

1 Adjusted EBITDA, Adjusted EBITDA margin, net debt and leverage ratio are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

Fourth Quarter Fiscal Year 2023 Financial Results

Revenue in the fourth quarter of fiscal year 2023 increased 5% to $120.2 million compared to $114.9 million in the fourth quarter of fiscal year 2022. The increase was attributable to growth across each of the Company’s segments as a result of organic growth from higher volumes in certain regions coupled with improved pricing.

Gross profit in the fourth quarter of fiscal year 2023 increased 1% to $48.9 million compared to $48.6 million in the prior year quarter. Gross margin decreased 160 basis points to 40.7% compared to 42.3% in the prior year quarter. The decrease in gross margin was primarily related to labor inflation and higher insurance costs.

General and administrative expenses in the fourth quarter were $29.6 million compared to $30.3 million in the prior year quarter primarily due to a non-cash decrease in amortization expense. As a percentage of revenue, G&A costs were 24.6% in the fourth quarter compared to 26.4% in the prior year quarter.

As of December 6, 2023, the Company's 13,017,677 warrants to acquire shares of its common stock expired in accordance with their terms. As a result of the expiration, the warrants will no longer be recognized as a liability on the Company's consolidated balance sheet and there are no other warrants outstanding.

Net income in the fourth quarter of fiscal year 2023 increased 10% to $9.4 million compared to $8.5 million in the fourth quarter of fiscal year 2022. Net income attributable to common shareholders in the fourth quarter of fiscal year 2023 increased 11% to $9.0 million, compared to $8.1 million in the prior year quarter. Diluted earnings per share increased 14% to $0.16 per diluted share, compared to $0.14 per diluted share in the prior year quarter.

Adjusted EBITDA in the fourth quarter of fiscal year 2023 increased slightly to $35.8 million compared to $35.6 million in the prior year quarter. Adjusted EBITDA margin decreased to 29.8% compared to 31.1% in the prior year quarter.

Fiscal Year 2023 Financial Results

Revenue in fiscal year 2023 increased 10% to $442.2 million compared to $401.3 million in fiscal year 2022. The increase was primarily attributable to growth across all business segments, with particularly strong growth from the U.S. Concrete Pumping and U.S. Concrete Waste Management Services segments. The U.S. Concrete Pumping growth was primarily attributable to the acquisition of Coastal Carolina in the fourth quarter of fiscal 2022, which contributed an incremental $14.6 million in revenue year-over-year. The U.S. Concrete Waste Management Services increase was primarily due to organic volume growth due to an increase in demand and pricing improvements.

Gross profit in fiscal year 2023 increased 9% to $178.3 million compared to $163.6 million in fiscal year 2022. Gross margin was 40.3% versus 40.8% in the prior year.

G&A expenses in fiscal year 2023 increased to $116.9 million compared to $113.5 million in fiscal year 2022 due to: (1) higher labor costs of approximately $6.5 million primarily due to additional personnel that joined the Company as a result of recent acquisitions and labor inflation; (2) higher rent, utilities and office expenses aggregating $1.3 million primarily due to recent acquisitions; and (3) higher legal and accounting expenses, partially offset by non-cash decreases in amortization expense of $3.6 million, $2.7 million related to fluctuations in the GBP and lower stock-based compensation expense of $1.2 million. G&A expenses as a percent of revenue were 26.4% for fiscal 2023 compared to 28.2% for the same period a year ago.

Net income attributable to common shareholders in fiscal year 2023 increased 12% to $30.0 million, compared to a net income attributable to common shareholders of $26.9 million in fiscal year 2022. Diluted earnings per share increased 15% to $0.54 per diluted share, compared to $0.47 per diluted share in fiscal year 2022.

Adjusted EBITDA in fiscal year 2023 increased 7% to $124.6 million compared to $116.1 million in the prior year. Adjusted EBITDA margin was 28.2% compared to 28.9% in the prior year.

Liquidity

On October 31, 2023, the Company had debt outstanding of $394.0 million, net debt of $378.1 million and total available liquidity of $216.7 million.

Segment Results

U.S. Concrete Pumping. Revenue in the fourth quarter of fiscal year 2023 increased 1% to $85.0 million compared to $84.3 million in the prior year quarter. Net income in the fourth quarter of fiscal year 2023 decreased 21% to $2.2 million compared to $2.8 million in the prior year quarter. Adjusted EBITDA was $21.2 million in the fourth quarter of fiscal year 2023 compared to $22.7 million in the prior year quarter.

Revenue in fiscal year 2023 increased 7% to $317.9 million compared to $296.5 million in fiscal year 2022. The Company's acquisition of Coastal in fiscal 2022 drove an incremental year-over-year increase in revenue of $14.6 million. The remaining increase was driven by organic growth in certain markets. Net income decreased to $4.7 million in fiscal year 2023 compared to net income of $6.5 million in fiscal year 2022, primarily due to higher labor costs as a result of labor inflation. Adjusted EBITDA in fiscal year 2023 decreased 2% to $73.6 million compared to $75.0 million in fiscal year 2022, primarily attributable to labor inflation.

U.K. Operations. Revenue in the fourth quarter of fiscal year 2023 increased 17% to $17.4 million compared to $14.9 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was up 10% year-over-year, due primarily to pricing improvements. Net income in the fourth quarter of fiscal year 2023 and the fourth quarter of fiscal year 2022 was flat at $1.7 million. Adjusted EBITDA increased 9% to $5.1 million in the fourth quarter of fiscal year 2023 compared to $4.7 million in the prior year quarter.

Revenue in fiscal year 2023 increased 14% to $62.6 million compared to $54.9 million in fiscal year 2022. Excluding the impact from foreign currency translation, revenue improved 16% year-over-year. The increase in revenue was primarily attributable to improved pricing across the U.K. region. Net income for fiscal year 2023 improved to $4.2 million compared to net income of $2.1 million in fiscal year 2022. Adjusted EBITDA in fiscal year 2023 increased 18% to $18.5 million compared to $15.7 million in fiscal year 2022, primarily due to the increase in revenue.

U.S. Concrete Waste Management Services. Revenue in the fourth quarter of fiscal year 2023 increased 15% to $18.0 million compared to $15.6 million in the prior year quarter. The increase was due to organic growth and pricing improvements. Net income in the fourth quarter of fiscal year 2023 increased 30% to $4.8 million compared to $3.7 million in the prior year quarter. Adjusted EBITDA in the fourth quarter of fiscal year 2023 increased 16% to $8.8 million compared to $7.6 million in the prior year quarter.

Revenue in fiscal year 2023 increased 24% to $62.4 million compared to $50.2 million in fiscal year 2022, driven by organic growth, pricing improvements, and the market share expansion of concrete waste management service offerings. Net income increased 61% to $14.3 million in fiscal year 2023 compared to $8.9 million in fiscal year 2022. Adjusted EBITDA in fiscal year 2023 increased 32% to $30.0 million compared to $22.8 million in fiscal year 2022, with the increase primarily attributable to robust organic revenue growth.

Fiscal Year 2024 Outlook

The Company expects fiscal year 2024 revenue to range between $465.0 million to $490.0 million, Adjusted EBITDA to range between $127.0 million to $137.0 million, and free cash flow2 to be at least $75.0 million.

2 Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures less cash paid for interest.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and fiscal year 2023 results.

Date: Thursday, January 11, 2024

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13742421

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1641517&tp_key=678d1ee21a and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through January 18, 2024.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13742421

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of October 31, 2023, the Company provided concrete pumping services in the U.S. from a footprint of approximately 100 branch locations across approximately 21 states, concrete pumping services in the U.K. from approximately 30 branch locations, and route-based concrete waste management services from 19 operating locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2023 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt and free cash flow, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.

EBITDA is calculated by taking GAAP net income and adding back interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, goodwill and intangibles impairment and other adjustments. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Transaction expenses can be volatile as they are primarily driven by the size of a specific acquisition. As such, the Company excludes these amounts from Adjusted EBITDA for comparability across periods. Other adjustments include the adjustments for warrant liabilities revaluation, non-recurring expenses and non-cash currency gains/losses. As of the first quarter of fiscal 2023, the Company modified the method in which adjusted EBITDA is calculated by no longer including an add-back for director costs and public company expenses. Adjusted EBITDA for the fiscal year ended October 31, 2022 is recast by $2.5 million for these expenses to reflect this change.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, and as a supplemental tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports and presentations prepared for management, our board of directors and investors, and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the Company is obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets
	As of October 31,	As of October 31,
(in thousands, except per share amounts)	2023	2022

Current assets:
Cash and cash equivalents	$15,861	$7,482
Trade receivables, net of allowance for doubtful accounts of $978 and $941, respectively	62,976	62,882
Inventory	6,732	5,532
Income taxes receivable	-	485
Prepaid expenses and other current assets	8,701	5,175
Total current assets	94,270	81,556

Property, plant and equipment, net	427,648	419,377
Intangible assets, net	120,244	137,754
Goodwill	221,517	220,245
Right-of-use operating lease assets	24,815	24,833
Other non-current assets	14,250	2,026
Deferred financing costs	1,781	1,698
Total assets	$904,525	$887,489

Current liabilities:
Revolving loan	$18,954	$52,133
Operating lease obligations, current portion	4,739	4,001
Finance lease obligations, current portion	125	109
Accounts payable	8,906	8,362
Accrued payroll and payroll expenses	14,524	13,341
Accrued expenses and other current liabilities	34,750	32,156
Income taxes payable	1,848	178
Warrant liability, current portion	130	-
Total current liabilities	83,976	110,280

Long term debt, net of discount for deferred financing costs	371,868	370,476
Operating lease obligations, non-current	20,458	20,984
Finance lease obligations, non-current	50	169
Deferred income taxes	80,791	74,223
Other liabilities, non-current	14,142	-
Warrant liability, non-current	-	7,030
Total liabilities	571,285	583,162

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of October 31, 2023 and 2022	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 54,757,445 and 56,226,191 issued and outstanding as of October 31, 2023 and 2022, respectively	6	6
Additional paid-in capital	383,286	379,395
Treasury stock	(15,114)	(4,609)
Accumulated other comprehensive loss	(5,491)	(9,228)
Accumulated deficit	(54,447)	(86,237)
Total stockholders' equity	308,240	279,327

Total liabilities and stockholders' equity	$904,525	$887,489

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended October 31,		Year Ended October 31,
(in thousands, except share and per share amounts)	2023	2022	2023	2022

Revenue	$120,204	$114,894	$442,241	$401,292
Cost of operations	71,312	66,282	263,937	237,682
Gross profit	48,892	48,612	178,304	163,610
Gross margin	40.7%	42.3%	40.3%	40.8%

General and administrative expenses	29,616	30,343	116,852	113,499
Income from operations	19,276	18,269	61,452	50,111

Interest expense, net	(6,834)	(6,765)	(28,119)	(25,891)
Change in fair value of warrant liabilities	260	-	6,899	9,894
Other income, net	34	19	330	88
Income before income taxes	12,736	11,523	40,562	34,202

Income tax expense	3,345	2,991	8,772	5,526
Net income	9,391	8,532	31,790	28,676

Less preferred shares dividends	(441)	(441)	(1,750)	(1,750)

Income available to common shareholders	$8,950	$8,091	$30,040	$26,926

Weighted average common shares outstanding
Basic	53,128,408	54,075,846	53,276,450	53,914,311
Diluted	54,050,969	54,950,155	54,173,731	54,851,308

Net income per common share
Basic	$0.16	$0.14	$0.54	$0.48
Diluted	$0.16	$0.14	$0.54	$0.47

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows
	For the Year Ended October 31,
(in thousands, except per share amounts)	2023	2022

Net income	$31,790	$28,676
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease expense	5,506	3,913
Foreign currency adjustments	(566)	2,091
Depreciation	39,756	34,934
Deferred income taxes	6,137	5,205
Amortization of deferred financing costs	1,859	1,852
Amortization of intangible assets	18,910	22,528
Stock-based compensation expense	3,847	5,034
Change in fair value of warrant liabilities	(6,899)	(9,894)
Net gain on the sale of property, plant and equipment	(2,247)	(2,759)
Provision for bad debt	18	-
Net changes in operating assets and liabilities:
Trade receivables, net	328	(15,310)
Inventory	(1,142)	(870)
Prepaid expenses and other assets	1,338	(550)
Income taxes payable, net	2,168	(324)
Accounts payable	(464)	(3,039)
Accrued payroll, accrued expenses and other liabilities	(3,464)	5,208
Net cash provided by operating activities	96,875	76,695

Cash flows from investing activities:
Purchases of property, plant and equipment	(54,505)	(101,932)
Proceeds from sale of property, plant and equipment	11,147	10,023
Purchases of intangible assets	(800)	(1,450)
Acquisition of net assets - Coastal acquisition	-	(30,762)
Net cash used in investing activities	(44,158)	(124,121)

Cash flows from financing activities:
Proceeds on revolving loan	317,989	377,375
Payments on revolving loan	(351,167)	(326,945)
Payment of debt issuance costs	(550)	(290)
Purchase of treasury stock	(10,505)	(4,148)
Other financing activities	(63)	(14)
Net cash provided by (used in) financing activities	(44,296)	45,978
Effect of foreign currency exchange rate changes on cash	(42)	(368)
Net increase (decrease) in cash and cash equivalents	8,379	(1,816)
Cash and cash equivalents:
Beginning of period	7,482	9,298
End of period	$15,861	$7,482

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended October 31,		Change
(in thousands)	2023	2022	$	%
U.S. Concrete Pumping	84,981	$84,317	$664	0.8%
U.K. Operations	17,381	14,946	2,435	16.3%
U.S. Concrete Waste Management Services	17,960	15,640	2,320	14.8%
Reportable segment revenue	120,322	114,903	5,419	4.7%
Other	625	625	-	0.0%
Intersegment	(743)	(634)	(109)	17.2%
Total Revenue	$120,204	$114,894	$5,310	4.6%

	Year Ended October 31,		Change
(in thousands)	2023	2022	$	%
U.S. Concrete Pumping	$317,877	$296,506	$21,371	7.2%
U.K. Operations	62,588	54,926	7,662	13.9%
U.S. Concrete Waste Management Services	62,405	50,191	12,214	24.3%
Reportable segment revenue	442,870	401,623	41,247	10.3%
Other	2,500	2,500	-	0.0%
Intersegment	(3,129)	(2,831)	(298)	10.5%
Total Revenue	$442,241	$401,292	$40,949	10.2%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income

	Net Income		Adjusted EBITDA
	Three Months Ended October 31,		Three Months Ended October 31,
(in thousands, except percentages)	2023	2022	2023	2022	$ Change	% Change
U.S. Concrete Pumping	$2,239	$2,769	$21,220	$22,716	$(1,496)	-6.6%
U.K. Operations	1,711	1,722	5,137	4,700	437	9.3%
U.S. Concrete Waste Management Services	4,822	3,693	8,822	7,605	1,217	16.0%
Other	619	348	626	624	2	0.3%
Total	$9,391	$8,532	$35,805	$35,645	$160	0.4%

	Net Income		Adjusted EBITDA
	Year Ended October 31,		Year Ended October 31,
(in thousands, except percentages)	2023	2022	2023	2022	$ Change	% Change
U.S. Concrete Pumping	$5,106	$6,541	$73,583	$75,002	$(1,419)	-1.9%
U.K. Operations	4,160	2,080	18,486	15,717	2,769	17.6%
U.S. Concrete Waste Management Services	14,348	8,898	30,030	22,838	7,192	31.5%
Other	8,176	11,157	2,501	2,499	2	0.1%
Total	$31,790	$28,676	$124,600	$116,056	$8,544	7.4%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share

Q1 2022	$85	$1	$23	$35	$(12)	$0.01
Q2 2022	$96	$6	$27	$22	$5	$0.10
Q3 2022	$105	$13	$30	$19	$11	$0.22
Q4 2022	$115	$9	$36	$48	$(12)	$0.14
Q1 2023	$94	$6	$25	$15	$10	$0.11
Q2 2023	$108	$6	$29	$16	$13	$0.09
Q3 2023	$120	$10	$35	$5	$30	$0.18
Q4 2023	$120	$9	$36	$8	$28	$0.16

¹ Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

[2]Information on M&A or growth investments included in net capital expenditures have been included for relevant quarters below:

*Q1 2022 capex includes approximately $19 million M&A and $2 million growth investment.
*Q2 2022 capex includes approximately $11 million M&A and $5 million growth investment.
*Q3 2022 capex includes approximately $7 million growth investment.
*Q4 2022 capex includes approximately $31 million M&A and $13 million growth investment.
*Q1 2023 capex includes approximately $3 million growth investment.
*Q2 2023 capex includes approximately $6 million M&A and $1 million growth investment.
*Q3 2023 capex includes approximately $3 million growth investment.
*Q4 2023 capex includes approximately $3 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income to Reported EBITDA to Adjusted EBITDA

	Three Months Ended October 31,		Year Ended October 31,
(dollars in thousands)	2023	2022	2023	2022
Consolidated
Net income (loss)	$9,391	$8,532	$31,790	$28,676
Interest expense, net	6,834	6,765	28,119	25,891
Income tax expense	3,345	2,991	8,772	5,526
Depreciation and amortization	14,789	14,957	58,666	57,462
EBITDA	34,359	33,245	127,347	117,555
Transaction expenses	29	259	61	318
Stock based compensation	709	870	3,847	5,034
Change in fair value of warrant liabilities	(260)	-	(6,899)	(9,894)
Other income, net	(34)	(19)	(330)	(88)
Other adjustments(1)	1,002	1,290	574	3,131
Adjusted EBITDA	$35,805	$35,645	$124,600	$116,056

U.S. Concrete Pumping
Net income	$2,239	$2,769	$5,106	$6,541
Interest expense, net	6,131	6,089	25,294	22,968
Income tax expense	2,291	2,207	3,317	2,465
Depreciation and amortization	10,406	10,689	41,870	40,304
EBITDA	21,067	21,754	75,587	72,278
Transaction expenses	29	259	61	318
Stock based compensation	709	870	3,847	5,034
Other income, net	(11)	(6)	(284)	(49)
Other adjustments(1)	(574)	(161)	(5,628)	(2,579)
Adjusted EBITDA	$21,220	$22,716	$73,583	$75,002

U.K. Operations
Net income	$1,711	$1,722	$4,160	$2,080
Interest expense, net	703	676	2,825	2,923
Income tax expense	(79)	(252)	752	(130)
Depreciation and amortization	1,980	1,817	7,535	7,709
EBITDA	4,315	3,963	15,272	12,582
Other income, net	(17)	(4)	(40)	(15)
Other adjustments	839	741	3,254	3,150
Adjusted EBITDA	$5,137	$4,700	$18,486	$15,717

(1) Other adjustments include the adjustment for warrant liabilities revaluation, restructuring costs, non-recurring expenses and non-cash currency gains/losses. As of the first quarter of fiscal 2023, we modified the method in which adjusted EBITDA is calculated by no longer including an add-back for director costs and public company expenses. Adjusted EBITDA in the three and twelve months ended October 31, 2022 is recast by $0.6 million and $2.5 million, respectively, for these expenses to reflect this change.

	Three Months Ended October 31,		Year Ended October 31,
(dollars in thousands)	2023	2022	2023	2022
U.S. Concrete Waste Management Services
Net income	$4,822	$3,693	$14,348	$8,898
Income tax expense	1,082	971	4,339	2,803
Depreciation and amortization	2,187	2,240	8,401	8,601
EBITDA	8,091	6,904	27,088	20,302
Other income, net	(6)	(9)	(6)	(24)
Other adjustments	737	710	2,948	2,560
Adjusted EBITDA	$8,822	$7,605	$30,030	$22,838

Other
Net income	$619	$348	$8,176	$11,157
Income tax expense	51	65	364	388
Depreciation and amortization	216	211	860	848
EBITDA	886	624	9,400	12,393
Change in fair value of warrant liabilities	(260)	-	(6,899)	(9,894)
Adjusted EBITDA	$626	$624	$2,501	$2,499

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	October 31,	January 31,	April 30,	July 31,	October 31,
(in thousands)	2022	2023	2023	2023	2023
Senior Notes	375,000	375,000	375,000	375,000	375,000
Revolving loan draws outstanding	52,133	50,247	60,947	35,699	18,954
Less: Cash	(7,482)	(4,049)	(6,643)	(11,532)	(15,861)
Net debt	$419,650	$421,198	$429,304	$399,167	$378,093

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023
Consolidated
Net income	$1,183	$5,985	$12,976	$8,532	$6,475	$5,588	$10,336	$9,391
Interest expense, net	6,261	6,346	6,517	6,765	6,871	7,348	7,066	6,834
Income tax expense (benefit)	(22)	527	2,030	2,991	644	1,465	3,318	3,345
Depreciation and amortization	14,080	14,236	14,190	14,957	14,449	14,721	14,707	14,789
EBITDA	21,502	27,094	35,713	33,245	28,439	29,122	35,427	34,359
Transaction expenses	21	20	20	259	3	24	5	29
Loss on debt extinguishment	-	-	-	-	-	-	-	-
Stock based compensation	1,480	1,351	1,333	870	1,140	1,064	934	709
Change in fair value of warrant liabilities	-	(2,474)	(7,420)	-	(4,556)	(1,172)	(911)	(260)
Other income, net	(37)	(13)	(16)	(19)	(21)	(13)	(262)	(34)
Goodwill and intangibles impairment	-	-	-	-	-	-	-	-
Other adjustments(1)	353	1,080	407	1,292	41	(192)	(277)	1,002
Adjusted EBITDA	$23,319	$27,058	$30,037	$35,647	$25,046	$28,833	$34,916	$35,805

(1) See note above.